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                                                                   EXHIBIT 10.56
                         SEVERANCE AND RELEASE AGREEMENT

      This Severance Agreement and Release ("Agreement") is entered into as of this 26th day of April 2006, hereinafter "Execution Date," by and between Peter Foster (hereinafter "Employee"), Cardiac Science Corporation, a Delaware corporation (hereinafter the "Company"). Employee and the Company are sometimes collectively referred to as the "Parties."

      1. Employee is currently employed by the Company as VP, Public Access Defibrillator/ AED Sales. The parties expect that, barring unforeseen circumstances, Employee's employment with the Company is to terminate April 30, 2006 (hereinafter "Termination Date"). The parties have agreed to avoid and resolve any alleged existing or potential disagreements between them arising out of or connected with Employee's employment with the Company. The Company expressly disclaims any wrongdoing or any liability to Employee.

      2. The Company agrees to provide Employee the following severance benefits, after the expiration of the seven-day revocation period described in Paragraph 14 upon which the Agreement becomes effective (hereinafter "Effective Date"), provided Employee has not revoked this Agreement as described therein:

1)    Per paragraph 7, subsection (b)(ii) (1), (2) and (3) of Employment
      Agreement:

      a) Payment of severance benefits of three (3) months of regular bi-weekly salary to be paid over the Severance period and in accordance with standard payroll practices, following the Effective Date of the Agreement, less employee withholding for income tax purposes and any amounts owed by Employee to the Company in accordance with the Company's regular payroll practices. Employee agrees that said payment will be mailed to his home commencing on the next regular payroll date after the Effective Date.

      b) If any, payment of pro rata bonus for achievement of sales targets, if achieved, for the period beginning January 1, 2006 and ending at date of termination. Payment of pro-rata bonus, if any, to be paid on the next regularly scheduled payroll in accordance with standard payroll practices, less employee withholding for income tax purposes, following the Effective Date of the Agreement.

      c) Employer subsidy of employer portion of health benefits (medical, dental and vision) as elected under COBRA continuation for the three
            (3) month severance period, following the Effective Date of the Agreement.

      d) Stock options granted as an employee of Cardiac Science Inc (CSI) were fully vested at the close of the merger. The options were converted into options of the new Cardiac Science Corporation in accordance with the established conversion formulas. Following your termination date of April 30, 2006 you have ninety (90) days to exercise the vested stock options, or the options will automatically cancel.

            The stock options granted in November, 2005 of the merged-entity, Cardiac Science Corporation, are fully vested on the date of issuance. Following your termination date of April 30, 2006 you have ninety (90) days to exercise these vested stock options, or the options will automatically cancel.

                                                                              1.
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2)    In addition and for special consideration for a transition period and periodic inquiries during the severance period, and following the Effective Date of the Agreement:

      a) Severance benefits of five (5) months of regular bi-weekly salary as a lump sum in accordance with standard payroll practices, following the Effective Date of the Agreement, less employee withholding for income tax purposes; and

      b)    Lump sum payment of $35,000 for move of your household goods; and

      c) Employer subsidy of Employer portion of health insurance continuation under COBRA guidelines for a period of 15 months, in addition to subsidy period defined in 1.c., (total COBRA eligibility period for qualifying event is 18 months) or until upon acceptance of new employment.

3) As of your Termination Date the Company will pay you all accrued and unused vacation earned through April 30, 2006, on the customary payroll date following your separation, which is subject to payroll withholding for income tax purposes.

4) During the Employee selected severance period, defined in 2 (a), Employee agrees to notify the Company, in writing, upon acceptance of full time employment or engagement in any consultative activity that may be deemed a competitive activity. This is defined as a business that directly competes with the business conducted by the Company and derives at least 25% of its revenue from the sales of AEDs or Cardiac monitoring products. Employee agrees that upon acceptance of employment with a competitor, as defined, the Company has no further obligation for the paid severance benefits after his date of employment acceptance, and he shall repay the Company the pro rata portion of the Company paid lump-sum severance from the date of his employment acceptance to the end of the severance period.

5) Employee specifically acknowledges and agrees that this consideration exceeds the amount he would otherwise be entitled to receive upon termination of his employment, and that these payments and other benefits are in exchange for entering into this Agreement. Employee agrees that he will not at any time seek consideration from the Company other than what is set forth in this Agreement. Employee specifically acknowledges and agrees that the Company has made no representations to him regarding the tax consequences of any amounts received by him or for his benefit pursuant to this Agreement. In consideration for the mutual promises and agreements contained herein, and for other valuable consideration, Employee agrees to pay all federal or state taxes, if any, which are required by law to be paid with respect to this Agreement, save and except those amounts withheld by the Company in satisfaction of such taxes as provided in Paragraphs 1
     (a) and (b), 2 (a) (b) or (c), and 3 above. Employee further agrees to indemnify and hold the Company, its predecessors, officers, directors, employees, attorneys, representatives, successors and assigns harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against the Company, or any of the foregoing persons or entities, for any amounts claimed due on account of this Agreement or pursuant to claims made under any federal or state tax laws, and any costs, expenses or damages sustained by them by reason of any such claims, including any amounts paid by the Company, its predecessors, officers, directors, employees, attorneys, representatives, successors and assigns as taxes, attorneys' fees, deficiencies, levies, assessments, fines, penalties, interest or otherwise.

                                                                              2.
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6)   Employee represent that he has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges arising from or relating to employment with, or termination of employment from, the Company. Notwithstanding the provisions of any law stating that a general release does not extend to claims which the creditor does not know of or suspect to exist in his favor at the time of executing the release, Employee agrees to release the Company, its Board of Directors, officers, employees, agents and assigns, from any and all claims, charges, complaints, causes of action or demands of whatever kind or nature that Employee now has or has ever had against the Company, whether known or unknown, arising from or relating to your employment with or discharge from the Company, including but not limited to: wrongful or tortious termination, specifically including actual or constructive termination in violation of public policy; implied or express employment contracts and/or estoppel; discrimination and/or retaliation under any federal, state or local statute or regulation, specifically including any claims Employee may have under the Fair Labor Standards Act, Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 as amended, the Family and Medical Leave Act, the Washington Minimum Wage Act, and the Washington Law Against Discrimination; any and all claims brought under any applicable state employment discrimination or other statutes; any claims brought under any federal or state statute or regulation for non-payment of wages or other compensation (including bonuses due after the Separation
     Date), and libel, slander, or breach of contract other than the breach of this Agreement. This release specifically excludes claims, charges, complaints, causes of action or demands of whatever kind or nature that post-date the Separation Date or the Effective Date, whichever is later, and that are based on factual allegations that do not arise from or relate to your present employment with or discharge from the Company

7) Subject to certain exceptions noted below and elsewhere within this Agreement, on the Separation Date, you agree to return to the Company all Company documents (and copies thereof) and other Company property that you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

8) You acknowledge and affirm that you have previously executed a Non-Disclosure Agreement (confidentiality agreement) on August 30, 2004, that your obligations not to use or disclose the Company's confidential information are ongoing, and that the terms and conditions of said confidentiality agreement are not affected by this Agreement. You agree to return all property belonging to the Company prior to the Separation Date.

9)    Communications

      a) The Employee and the Company shall draft and agree upon the content of any announcement regarding your separation.

      b) Both the Employee and the Company agree not to disparage the other party, and the other party's officers, directors, employees, shareholders, affiliates and agents, in any manner likely to be harmful to them and their business reputation or personal reputation; provided that both the Employee and the Company shall respond accurately and fully to any question, inquiry or request for information when required by law or legal process.

                                                                              3.
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10)   The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever, provided, however, that: (a) Employee may disclose this Agreement to immediate family, attorney, accountant and financial advisor, and as necessary in seeking consulting work or employment; (b) the Company may disclose this Agreement as may be necessary in the conduct of its business, including but not limited to, required filings with the Securities and Exchange Commission, and other public announcements required as a publicly-traded company; and (c) the parties may disclose this Agreement as may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, Employee will not disclose the provisions of this Agreement to any current or former employee of the Company, except as required by law.

11) Employee warrants that no promise or inducement has been offered for this Agreement other than as set forth herein and that this Agreement is executed without reliance upon any other promises or representations, oral or written. Any modification of this Agreement must be made in writing and be signed by Employee and the Company. This Agreement supersedes all prior understandings between the Parties and represents the entire Agreement between the Parties with respect to all matters involving Employee's employment with or termination from the Company, except as stated herein.

12) If any provision of this Agreement or compliance by Employee or the Company with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on both Employee and the Company. This Agreement is governed by the laws of the State of Washington.

13) The King County Superior Court of Washington shall have exclusive jurisdiction of any lawsuit arising from or relating to Employee's employment with, or termination from, the Company, or arising from or relating to this Agreement. Employee consents to such venue and personal jurisdiction. The prevailing party in any such lawsuit will be entitled to an award of attorneys' fees and reasonable litigation costs. Employee agrees that he will indemnify and hold the Company harmless from any breach of this Agreement by Employee. EMPLOYEE FURTHER AGREES THAT IF HE CHALLENGES THIS AGREEMENT OR FILES ANY CLAIMS AGAINST THE COMPANY ARISING FROM OR RELATING TO HIS EMPLOYMENT WITH, OR TERMINATION FROM, THE COMPANY, EXCLUDING ANY CLAIM CHALLENGING THE VALIDITY OF HIS WAIVER OF RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, HE WILL RETURN ALL MONIES AND BENEFITS RECEIVED BY HIM FROM THE COMPANY PURSUANT TO THIS AGREEMENT. In the event Employee challenges the validity of his waiver of rights under the Age Discrimination in Employment Act, he agrees that the Company may recover money and benefits paid under this Agreement if Employee's challenge and subsequent Age Discrimination in Employment Act claim are successful and he obtains a monetary award.

                                                                              4.
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14)   Employee specifically agrees and acknowledges: (A) that waiver of rights under this Agreement is knowing and voluntary as required under the Older Workers Benefit Protection Act; (B) that he understands the terms of this Agreement; (C) that he has been advised in writing by the Company to consult with an attorney prior to executing this Agreement; (D) that the Company has given him a period of up to twenty-one (21) days within which to consider this Agreement; (E) that, following execution of this Agreement he has seven (7) days in which to revoke his agreement to this Agreement and that, if he choose not to so revoke, the Agreement shall then become effective and enforceable and the payment and extension of benefits listed above shall then be made to him in accordance with the terms of this Agreement; and (F) nothing in this Agreement shall be construed to prohibit him from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission. However, he has waived any right to monetary relief. To cancel this Agreement, he understands that he must give a written revocation to Company headquarters either by hand delivery or certified mail within the seven-day period. If Employee revokes the Agreement, it will not become effective or enforceable and Employee will not be entitled to any of the benefits set forth above.

15) Employee further specifically agrees that modifications to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) day period referenced in Paragraph 14.

16) This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, employees, agents and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors, employees, agents and assigns. Employee expressly warrants that he has not transferred to any person or entity any rights, causes of action, or claims released in this Agreement.

17) This Agreement in no way alters the at-will nature of Employee's employment with the Company through and including the Separation Date.

18) EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT HE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE, AND THAT HE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING THE COMPANY AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:



/s/ JOHN HINSON                                 /s/ PETER L. FOSTER
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John Hinson, Chief Executive Officer            Peter L. Foster
Cardiac Science Corporation                     Employee's Signature

Dated:  April 26, 2006                          Dated:  April 26, 2006
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                                                                              5.